Exhibit 23.2

Consent Of Independent Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on (i) Form S-1 (File Nos. 333-214319, 333-230857), (ii) Form S-3 (File Nos. 333-226107, 333-220336, 333-237354), and (iii) Form S-8 (File No. 333-193742) of our report dated March, 20, 2020, on the financial statements of Relief Therapeutics SA as of December 31, 2019 and 2018 and for the years then ended, which appears in this Current Report on Form 8-K of Sonnet Biotherapeutics Holdings, Inc. (to be filed on April 2, 2020). Our report on the financial statements of Relief Therapeutics SA includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern.

/s/ Mazars SA

/s/ Franck Paucod	/s/ Vincent Pichard
Franck Paucod	Vincent Pichard
Swiss CPA	US CPA

Geneva

April 2, 2020